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                                                                   EXHIBIT 10.14
                                                                   -------------

March 18, 1997


Donald E. Panoz
Chateau Elan
6060 Golf Club Drive
Braselton, GA 30517

Dear Don:

Thanks for flying to New York to meet with Carlo and me to discuss your becoming non-executive Chairman of Gensia Sicor (the "Company"). We are very excited that you have agreed to accept this position and help us build Gensia Sicor into a major worldwide specialty pharmaceutical company.

We have agreed on the following terms relating to your acceptance of this position:

     1. You will serve as a member of the Board of Directors and as non-executive Chairman of the Board for a period of two years. You will not be either an officer or an employee of Gensia Sicor.

     2. You will advise and consult with the Company on strategic planning as requested.

     3. You will help the Company with positioning and with contacts in the financial community.

     4. You will assist Carlo Salvi, a principal shareholder and a director of the Company, with introductions to the investment community.

     5. You will be available to the Company for other assignments, as appropriate.

We have also agreed on the following terms relating to your compensation:

     1. A fee of $200,000 per year, paid monthly. You will serve at the pleasure of the Board, and upon the cessation of your services, no further fees will be payable provided that you will receive a minimum of $200,000.

     2. Reasonable expenses for your office related to your activities as non-executive Chairman.

     3. Options on 200,000 shares of Gensia Sicor common stock, immediately vested, at the average closing market price of Gensia common stock for the ten (10) trading days ending on the day immediately prior to our announcement of your role with Gensia Sicor.
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Donald E. Panoz
March 18, 1997
Page 2



     4. The Company will grant options for Gensia Sicor common stock at the average closing market price for the ten (10) trading days ending on the day immediately prior to our announcement of your role with Gensia Sicor for up to 300,000 additional shares which will be exercisable, in increments of 100,000 shares per increase in market capitalization (other than increases due to corporate reorganizations, combinations or similar transactions) for the Company of $100 million for increases in market capitalization over $700 million.

     5. If during the three-year period from the date of you becoming non-executive Chairman, the market capitalization of the Company reaches $1 billion, you will receive a bonus of $1 million in the form of an annuity payable over 10 years, which amount may be paid by the Company in stock or cash.

     6. The Company will pay reasonable expenses related to your activities with the Company.

The terms contained in this letter are conditional upon shareholder approval of the Gensia Sicor combination on February 26, 1997 and on the closing of the Gensia Sicor transaction on or about February 28, 1997. Certain aspects of the stock options to be granted to you will be subject to Board and shareholder approval, which we shall endeavor to obtain at the next annual meeting of shareholders. Please review and if the terms in this letter reflect our discussions in New York, please sign a copy of this letter and return it to me and keep a copy for your records. If this meets with your approval, we will prepare a formal Consulting Agreement that sets forth these and other appropriate terms. Carlo and I look forward to working with you very much to make Gensia Sicor successful.

Sincerely,


/s/ David F. Hale
David F. Hale                                    ACCEPTED & AGREED TO:
President and CEO

                                                /s/ Donald E. Panoz
                                         -------------------------------------
                                                    Donald E. Panoz
/s/ Carlo Salvi
Carlo Salvi
Chairman of the Board, Rakepoll Finance N.V.



DFH/CS:sa